FIRST AMENDMENT TO
TRANSFER AGENCY SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE TRANSFER AGENCY SERVICES AGREEMENT

(this “Amendment”) is effective as of July 1, 2020 and is made between Atlantic Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware (together with its successors in interest, “Atlantic”) and Community Capital Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware.

WHEREAS, Atlantic and the Trust are parties to that certain Transfer Agency Services Agreement dated November 27, 2018 (the “Agreement”); and

WHEREAS, Atlantic seeks the Trust’s approval of amended fees associated with the transfer agency services Atlantic provides to the Trust; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned amended fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	Schedule A: Fee Schedule to the Agreement is hereby amended by replacing the section “Annual Net Asset-Based Fee” with the following:

Annual Net Asset-Based Fee

▪	3/4 of 1.0 basis point (0.0075%) on the first $750 million in total assets
▪	1/4 of 1.0 basis point (0.0025%) on the next $750 million in total assets
▪	1/10 of 1.0 basis point (0.0010%) on the total assets in excess of $1.5 billion

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

COMMUNITY CAPITAL TRUST

By:	/s/ Alyssa D. Greenspan
Name:	Alyssa D. Greenspan
Title:	Vice President

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer